Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) between MTI Instruments, Inc., a New York corporation (the “Company”), and Moshe Binyamin (“Executive”) is effective as of the date of its execution (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company as its President; and

WHEREAS, the Company desires to maintain the services of Executive, Executive desires to continue employment with the Company, and each desires to enter in an agreement to provide the terms of such employment as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.             Definitions. As used herein, the following terms shall have the following meanings:

“Board” means the Company’s Board of Directors.

“Cause” means any of the following: (i) Executive’s theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any Group Company documents or records; (ii) Executive’s material failure to abide by a Group Company’s code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct) made available to the Executive; (iii) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information); (iv) any misconduct, moral turpitude, gross negligence or malfeasance of Executive that has or, in the good faith judgment of the Board, could reasonably be expected to have, a material detrimental effect on a Group Company’s reputation or business; (v) Executive’s repeated willful failure to perform Executive’s assigned duties after written notice from the Board of such failure; (vi) any material breach by Executive of this Agreement; or (vii) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that materially and permanently impairs the Executive’s ability to perform his duties with a Group Company; provided that in order for the Company’s termination or other claim based upon Cause to be effective hereunder with respect to any failure or violation that the Board reasonably determines to be susceptible of cure, Executive must have failed to cure such failure or violation during a period of thirty (30) days after Executive receives notice from the Company of such failure or violation.

“Change in Control” means the occurrence of any of the following events after the Effective Date:

(i)            The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group (in each case, directly or through attribution), constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (provided that, if any person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional control by the same person or persons will not constitute a Change in Control); or

(ii)           One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than forty (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, solely for purposes of any payment or benefit under this Agreement that constitutes “deferred compensation” for purposes of “Section 409A” (as defined below), a “Change in Control” will not occur unless such Change in Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation,” in each case within the meaning of Section 409A.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines.

“Committee” means the compensation committee of the Soluna Board.

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company for a continuous period of ninety (90) days as a result of any mental or physical disability or incapacity, with or without reasonable accommodation, all as determined by the Board in its reasonable discretion. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become Disabled (including, subject to restrictions under any applicable law, submitting to an examination by a medical doctor or other health care specialists the Company selects and authorizing such medical doctor or such other health care specialist to provide an opinion to the Company as to whether or not Executive’s condition falls within the definition of “Disability”, but without disclosing any details of Executive’s medical or psychological condition). Executive shall have the right to challenge any such opinion with a medical opinion of Executive’s own medical doctor or health care specialist. In the event that the conclusions reached by such medical doctors or healthcare specialists as to the question of whether or not Executive has a Disability differ, then the two medical doctors or health care specialists providing the opinions shall agree on a third medical doctor or health care specialist, who shall examine Executive and whose determination as to whether Executive has become disabled shall be binding on the parties.

“Good Reason” means the occurrence of one or more of the following without Executive’s express written consent:

(i)            the Company demotes Executive from the position set forth in Section 2(b)(i) or materially reduces Executive’s responsibilities (including reporting responsibilities) in a manner inconsistent with Executive’s position, other than temporarily while Executive is physically or mentally incapacitated to a degree that would constitute a Disability if it continued for the requisite number of days, or as required by applicable law;

(ii)           the Company materially breaches this Agreement, including, without limitation, by materially reducing Executive’s compensation hereunder, including any material benefits or material reimbursements to be provided to Executive hereunder (in each case, other than in connection with an across the board reduction of such compensation, benefits or reimbursements applicable to senior executives of the Company generally);

(iii)          the Company causes Executive to report to a Person other than the Board or a committee thereof; or

(iv)          the Company changes Executive’s place of work to a location more than thirty (30) miles from the principal location from which he works as of the Effective Date, and such change increases Executive’s one-way commute;

provided, in each case, that Executive delivers written notice detailing the specific circumstance alleged to constitute Good Reason to the Company within thirty (30) days after Executive has actual knowledge of the initial existence of such circumstance, the Company fails to remedy such circumstance within thirty (30) days after it receives such notice from Executive, and Executive actually terminates his employment within sixty (60) days following the expiration of the Company’s cure period described above. Otherwise, any claim of such circumstance as “Good Reason” shall be deemed irrevocably waived by Executive.

“Group Company” means the Company and each of its parent entities, subsidiary entities, and other affiliates.

“Key Performance Objectives” means those Company and/or personal performance objectives proposed by the Soluna CEO, reviewed by the Committee, and approved by the Soluna Board within forty-five (45) days after the beginning of each calendar year during the Employment Period, or, for the calendar year that contains the Effective Date, within forty-five (45) days after the Effective Date.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governing body of any of the foregoing, or a governmental entity or any department, agency or political subdivision thereof.

“Soluna” means Soluna Holdings, Inc.

“Soluna CEO” means the individual having the title of Chief Executive Officer of Soluna.

2.            Employment.

(a)           Employment; Termination. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, effective as of the Effective Date, upon the terms and conditions set forth in this Agreement. Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for twenty-four (24) calendar months (the “Initial Term”). Effective upon the expiration of the Initial Term and of each “Additional Term” (as defined below), Executive’s employment under this Agreement will be automatically extended, upon the same terms and conditions, for an additional twelve (12)-month period (each, an “Additional Term”), unless, at least ninety (90) calendar days prior to the expiration of the Initial Term or such Additional Term, as applicable, either Executive or the Company notifies the other party hereto in writing that such extension will not take effect. Notwithstanding the foregoing, Executive’s employment under this Agreement, and the Initial Term or any Additional Term, as applicable, shall terminate upon the earlier occurrence of any of the following:

(i)            immediately upon Executive’s death;

(ii)           immediately upon the determination that Executive is Disabled as set forth above;

(iii)         upon ninety (90) days’ advance written notice from Executive to the Company of Executive’s voluntary resignation of his employment with the Company other than for Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date);

(iv)          immediately upon written notice from Executive to the Company of the Executive's resignation for Good Reason, subject to compliance with the applicable notice and cure requirements in Section 1;

(v)           immediately upon written notice from the Company to Executive of the termination of Executive's employment for any reason other than Cause (which, for the avoidance of doubt, will not include any termination described in clauses (i) or (ii) above); and

(vi)         immediately upon written notice from the Company to Executive of the termination of Executive's employment for Cause, subject to compliance with the applicable notice and cure requirements in Section 1.

As used in this Agreement, the phrase “Employment Period” means Executive’s period of employment from the Effective Date until the date Executive’s employment ends for any reason. The effective date of any termination of the Employment Period, and of Executive’s employment hereunder, is hereinafter referred to as the “Termination Date.” Effective upon any Termination Date, this Agreement shall automatically terminate and shall be of no further force or effect, except as otherwise provided in Section 7(a) hereof, and Executive shall immediately resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company and agreed to by Executive.

For the avoidance of doubt, Executive’s employment is at-will and either Executive or the Company may terminate the Employment Period at any time, for any or no reason. The provisions in Section 2(d) shall govern the amount of compensation and benefits, if any, to be provided to Executive upon termination of the Employment Period and of Executive’s employment hereunder, and do not alter the Company’s right to terminate Executive’s employment at any time.

(b)          Position and Duties.

(i)            Position. Commencing on the Effective Date and continuing during the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall report directly to the Board or a committee thereof.

(ii)           Responsibilities. In Executive’s capacity set forth in Section 2(b)(i), Executive will provide strategic and tactical leadership to the Company, driving financial performance, managing the leadership team, and working with the Board or a committee thereof to create value for constituents and elevate the Company’s reputation with all constituents, including current and prospective partners, and will have such other and further duties and responsibilities as are customarily exercised by an individual serving in Executive’s capacity at an entity of the Company’s size and nature, including but not limited to direct supervision of and reporting from all other Company personnel. Executive shall also perform and have all such other and further duties and responsibilities commensurate with Executive’s position as and to the extent directed or assigned by the Board or a committee thereof, and shall have such power and authority as shall reasonably be required to enable him to perform such duties and responsibilities hereunder. Executive will also have such other duties and responsibilities, consistent with Executive’s position, as are set forth in the Company’s organizational documents from time to time, and Executive will faithfully perform all of Executive’s duties hereunder to the best of Executive’s ability. The Soluna Board or the Committee will provide a performance review to Executive on no less than an annual basis.

(iii)         Time to be Devoted to Employment. Except for vacation in accordance with Company policy, absences due to temporary illness and other absences resulting from a Disability, Executive shall (A) devote substantially all of Executive’s business time, attention, energy and skill to the Company’s business, subject, however, to such reasonable time and effort as the Executive shall be required to devote to those efforts and activities set forth in Exhibit A (the “Outside Responsibilities”); provided that Executive’s Outside Responsibilities shall not, individually or in the aggregate, materially interfere with the Executive’s ability to discharge his duties and responsibilities hereunder; (B) use Executive’s best efforts to promote the success of the Company’s businesses, and (C) cooperate fully with the Board or a committee thereof in advancing the Company’s best interests. During the Employment Period, other than with respect to any of the Outside Responsibilities, Executive shall not engage in any other business activity which, in the Board’s reasonable judgment, would conflict with Executive’s ability to perform his duties hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(iv)          Work Location. Executive’s principal place of work shall be located in Albany, New York, or such other location as Executive and the Company agree upon from time to time.

(v)           Policies. Executive will be subject to, and will comply with, the policies, standards and procedures generally applicable and made available to the Company’s senior management employees from time to time.

(c)          Base Salary and Benefits.

(i)            Base Salary. During the Employment Period, the Company shall pay to Executive a base salary (the “Base Salary”) at the annual rate of One Hundred Eighty Thousand Three Hundred Fifty Dollars ($180,350). The Company shall pay the Base Salary in regular installments in accordance with the Company’s general payroll practices, subject to customary withholding, payroll and other taxes. The Base Salary will be subject to annual review by the Soluna Board or the Committee during the Employment Period and, at the Soluna Board’s or the Committee’s sole option, may be increased, provided that at a minimum there shall be annual cost of living increases proportionate to annual increases in the consumer price index published by the U.S. Bureau of Labor Statistics, and following any such increase for all purposes hereunder such changed amount shall be Executive’s “Base Salary.”

(ii)           Performance Bonus. In addition to the Base Salary, for each calendar year ending during the Employment Period (each, a “Bonus Year”), Executive shall be eligible to receive an annual bonus based on Executive's performance with respect to the Key Performance Objectives in such Bonus Year (the “Performance Bonus”). Following the completion of each Bonus Year, the Soluna Board or the Committee shall determine, in good faith, whether Executive has achieved the Key Performance Objectives for such year. Executive’s target Performance Bonus for each Bonus Year will be a cash bonus equal to no less than sixty percent (60%) of the Executive’s Base Salary as of the beginning of such Bonus Year (or, for the Bonus Year ending December 31, 2021, as of January 1, 2021), unless the Soluna Board or the Committee and Executive agree on a different target amount for such Bonus Year within forty-five (45) days after the start of such Bonus Year. The Performance Bonus shall be prorated on a proportionate basis if Executive achieves at least 75%, but less than 100%, of the applicable Key Performance Objectives (it being understood that no Performance Bonus shall be paid if Executive fails to achieve at least 75% of the applicable Key Performance Objectives). No portion of the Performance Bonus is guaranteed but, if awarded based on achievement of all or a portion of the applicable Key Performance Objectives, shall be earned by and paid to Executive by no later than March 15 of the calendar year next following the Bonus Year to which it relates, contingent on Executive’s continued employment with the Company through the last day of such Bonus Year. The Performance Bonus shall be prorated for any partial Bonus Year (other than for the Bonus Year ending December 31, 2021). The Performance Bonus shall be determined and paid in such a manner as qualifies for the “short-term deferral” exemption from Section 409A.

(iii)         Transaction Bonus. In the event of a Change in Control occurring (x) while Executive is in active employment with the Company or (y) within three (3) months following a termination of Executive’s employment (A) by reason of Executive’s death under Section 2(a)(i), (B) by the Company due to Executive’s Disability under Section 2(a)(ii), (C) by Executive for Good Reason under Section 2(a)(iv), or (D) by the Company other than for Cause under Section 2(a)(v), and provided, in each case, that Executive remains in compliance with this Agreement (including Section 3) at all times, Executive shall earn a cash incentive payment (the “Transaction Bonus”) calculated as the sum of the following amounts:

(1)           Five and one third percent (5.33%) of the “Gross Sales Price” (as defined below) exceeding ten million dollars ($10,000,000) but not exceeding twelve million dollars ($12,000,000), but only if the Company achieves its budget targets (as determined by the Board in its sole and absolute discretion), plus

(2)           Three and one third percent (3.33%) of the Gross Sales Price exceeding twelve million dollars ($12,000,000) but not exceeding fifteen million dollars ($15,000,000), plus

(3)           Two percent (2.0%) of the Gross Sales Price exceeding fifteen million dollars ($15,000,000) but not exceeding twenty million dollars ($20,000,000), plus

(4)           Four percent (4.0%) of the Gross Sales Price exceeding twenty million dollars ($20,000,000).

For purposes of this Agreement, “Gross Sales Price” means the aggregate dollar amount of any cash consideration, plus the aggregate fair market value of any non-cash consideration, received or to be received by the Company or its equity holders directly as a result of a Change in Control. The Gross Sales Price will be determined by the Soluna Board in its sole and absolute discretion, and such determination will be final and binding on Executive and the Company.

The Transaction Bonus, if any, to which Executive becomes entitled hereunder shall be paid to Executive in a single lump sum in cash within sixty (60) calendar days following the consummation of the Change in Control.

(iv)          Business Expenses. The Company shall reimburse Executive for all reasonable expenses that he incurs in performing his duties hereunder during the Employment Period, in each case subject to the terms and conditions of the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Executive shall furnish the Company with evidence relating to such expenses as the Company reasonably requires to substantiate such expenses.

(v)            Employee Benefits. Executive will be eligible for all customary and usual employee benefits generally available to the Company’s executives subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate its employee benefits arrangements on a prospective basis, at any time and without notice. Executive will be eligible for vacation time during the Employment Period in accordance with the Company’s vacation policy. Following the Termination Date, Executive may have the right to continue coverage under the Company’s health insurance plan for a period of time in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(d)          Effect of Termination.

(i)           If the Employment Period, and Executive’s employment hereunder, is terminated (A) due to non-renewal of the Employment Period by either party under Section 2(a), (B) by the Company for Cause under Section 2(a)(vi) or due to Executive’s Disability under Section 2(a)(ii), (C) by reason of Executive’s death under Section 2(a)(i), or (D) by Executive’s resignation other than for Good Reason under Section 2(a)(iii), Executive or his estate, as the case may be, shall be entitled to the following (collectively, the payments and benefits described in Sections 2(d)(i)(1) through 2(d)(i)(4) hereof shall be hereafter referred to as the “Accrued Benefits”):

(1)       all previously earned and accrued but unpaid Base Salary through the Termination Date, paid on the next regularly scheduled date for the Company to make payroll payments following Termination Date or such earlier date as may be required by applicable law;

(2)       subject to Section 2(c)(iv), all previously approved but unreimbursed expenses incurred by the Executive through the Termination Date, paid within sixty (60) days following Termination Date or such earlier date as may be required by applicable law or as set forth in the Company’s expense reimbursement policy;

(3)       any accrued but unused paid vacation time, paid subject to and in accordance with Company policy; and

(4)       all other payments and benefits to which Executive shall be entitled under the terms of any employee benefit plan of the Company, paid or provided subject to and in accordance with the terms of such plan.

(ii)          If the Employment Period, and Executive’s employment hereunder, is terminated (A) by the Company other than for Cause under Section 2(a)(v) or (B) by Executive for Good Reason under Section 2(a)(iv), Executive shall be entitled to the Accrued Benefits and, subject to Executive’s compliance with the Release Condition in Section 2(d)(iv), may also receive the following additional payments:

(1)       a severance payment in an amount equal to Executive’s Base Salary for twelve (12) months (the “Severance Period”), paid in equal monthly installments on regular Company payroll dates over the Severance Period following the Termination Date (the “Severance Payment”); provided that the first installment of the Severance Payment will be paid on the first regular Company payroll date next following the sixtieth (60th) calendar day following the Termination Date and will include payment of any installment payments that were otherwise due prior thereto;

(2)       the Performance Bonus (if any) earned for the most recently-completed Bonus Year preceding the Termination Date in accordance with Section 2(c)(ii) based on actual attainment of the applicable Key Performance Objectives for such year, to the extent unpaid as of the Termination Date, paid in a single lump sum in cash on the first regular Company payroll date next following the sixtieth (60th) calendar day following the Termination Date (the “Prior Year Bonus”); and

(3)       subject to (x) Executive’s eligibility for and timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued copayment by the Company for Executive’s coverage under the Company’s group health plan during the twelve (12)-month period following the Termination Date to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Code, subject to the eligibility requirements and other terms and conditions of such insurance coverage (the “COBRA Subsidy”).

(iii)        The treatment of any equity or equity-based awards held by Executive upon any termination of Executive’s employment hereunder shall be subject to the documents and agreements governing such awards.

(iv)         Executive shall be eligible to receive the Severance Payment, the Prior Year Bonus, and the COBRA Subsidy only if (A) Executive remains in compliance with Section 3 at all times, and (B) Executive has executed and delivered to the Company a general release of claims in the form then provided by the Company to Executive (the “General Release”), which General Release has become effective and irrevocable according to its terms no later than 60 days following the Termination Date, and only so long as Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”). To the extent that any amount under Section 2(d) constitutes “deferred compensation” for purposes of Section 409A, any payment of such amount scheduled to occur during the first sixty (60) days following the Termination Date shall not be made until the Company’s first regularly scheduled pay period next following the sixtieth (60th) day after the Termination Date and shall include payment of all amounts that were otherwise scheduled to be paid prior thereto.

(v)          The payments and benefits described in this Section 2(d) shall be in full and complete satisfaction of Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 2(d), the Company shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law.

(vi)         The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(e)          Indemnification; D&O Coverage.

(i)           The Company will indemnify Executive to the full extent required under the Company’s Certificate of Incorporation and Bylaws, and under applicable law.

(ii)          Soluna or the Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for Executive that is no less favorable to him in any respect (including as to the length of any post-employment tail coverage) than the coverage then being provided to any other officer or director of Soluna.

3.           Proprietary Information, Developments, Noncompetition and Nonsolicitation. For purposes of this Section 3, the term “Company” shall include the Company and each other Group Company, including, without limitation, Soluna.

(a)          Proprietary and Confidential Information.

(i)            Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the business, business relationships or financial affairs of the Company (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. Proprietary Information includes, but is not limited to, discoveries, inventions, products, product improvements, product enhancements, business and technical processes, methods, techniques, machines, formulas, compositions, manufactures, compounds, negotiation strategies and positions, projects, developments, plans (including business, financial and marketing plans and reports), research data, clinical data, financial data (including sales costs, profits, pricing methods, and accounting methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of Executive’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after Executive’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by Executive.

(ii)           Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in Executive’s custody or possession shall be delivered to the Company, upon the earlier of (A) a request by the Company or (B) termination of the Executive's employment. After such delivery, Executive shall not retain any such materials or copies thereof or any such tangible property of the Company.

(iii)          Executive agrees that the obligation not to disclose or to use information and materials of the types set forth in paragraphs (i) and (ii) above, and the obligation to return materials and tangible property set forth in paragraph (ii) above also extends to such types of information, materials and tangible property of the customers of the Company, suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive.

(b)          Developments.

(i)            Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not (collectively, “Developments"), which are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others, whether or not during normal working hours or on the premises of the Company. Executive has attached hereto as Exhibit B a list of the developments as of the date of this Agreement which belong to Executive and which Executive shall not assign to the Company (“Prior Developments"), or if no Prior Developments are listed on Exhibit B, Executive represents that there are no such Prior Developments.

(ii)           Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) rights, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 3(b)(ii) shall not apply to Prior Developments or to Developments that (A) do not relate to the present or planned business or research and development of the Company and (B) are made and conceived by Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b)(ii) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Executive also hereby waives all claims to moral rights in any Developments.

(iii)          Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Executive further agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Executive, and Executive hereby irrevocably designates and appoints each executive officer of the Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments, under the conditions described in this sentence.

(c)          Other Agreements. Executive hereby represents that, except as Executive has disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Executive further represents that Executive’s performance of all the terms of this Agreement and the performance of Executive’s duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which Executive is a party (including without limitation any non-disclosure or non-competition agreement), and that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(d)          United States Government Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or with the government of the United States of America, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions that are made known to Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

(e)          Noncompetition. During the Executive’s employment and for a period of one (1) year after the termination or cessation of Executive's employment for any reason, Executive will not directly or indirectly engage in any Competitive Business whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company. For these purposes, “Competitive Business” means any business or enterprise regardless of its location that designs, develops, manufactures, researches, markets, sells or services non-contact measurement systems, including without limitation, electronic computerized general gauging instruments for position, displacement and vibration applications, semiconductor products for wafer characterization of semi-insulating and semiconducting wafers and portable balancing systems for aircraft engineers.

(f)           Nonsolicitation. During Executive’s employment and for a period of one (1) year after termination or cessation of Executive’s employment for any reason, Executive will not directly or indirectly:

(i)            Either alone or in association with others (A) solicit, recruit, induce, or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, or attempt to solicit, recruit or induce any employee of the Company to leave the employ of the Company, or (B) solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who was employed or engaged by the Company at any time during the term of Executive's employment with the Company; provided, however, that this clause (B) shall not apply to any individual's employment with the Company which has been terminated for a period of six months or longer; or

(ii)           Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of Executive's employment with the Company.

(g)          Interpretation. If Executive violates the provisions of Sections 3(e) or 3(f) of this Agreement, Executive shall continue to be bound by the restrictions set forth in Sections 3(e) and 3(f) until a period of one (1) year has expired without any violation of such provisions. If any restriction set forth in Sections 3(e) or 3(f) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h)          Employee Acknowledgement and Equitable Remedies. Executive acknowledges that the restrictions contained in this Section 3 are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. Executive agrees that any breach of the provisions contained in this Section 3 is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any breach of this Section 3, Executive agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

4.            Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

MTI Instruments, Inc.

Attention: Board of Directors

325 Washington Ave. Extension

Albany NY 12205

With a copy (which shall not constitute notice) to:

Jackson Lewis P.C.

Attention: Kenneth C. Weafer, Attorney at Law

677 Broadway, 9th Floor

Albany, NY 12207

To Executive:

To Executive at Executive’s most recent address in the Company’s records or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

5.           Dispute Resolution.

(a)           Agreement to Arbitrate. Except as otherwise expressly provided in Section 3(h) hereof, any dispute, claim, or controversy between the parties arising out of or in connection with this Agreement, or the employment relationship, shall be settled by binding arbitration under the Employment Arbitration Rules of the American Arbitration Association then in effect, provided, however, either party may request provisional, injunctive or extraordinary relief from a court of competent jurisdiction, under applicable law of the State of New York, if necessary to preserve the status quo pending arbitration. The arbitrator shall have the exclusive authority to resolve any dispute relating to the arbitrability of any individual claim or the enforceability or formation of this Agreement. The arbitration proceeding shall be conducted in English, before a single arbitrator, and any hearing shall be held in Albany, New York. The cost of such arbitration shall be borne by the Company; however, each party shall be responsible for its own attorney fees. This arbitration clause shall survive the termination of this Agreement. This Agreement to arbitrate disputes is governed by the Federal Arbitration Act (9 U.S.C. Sections 1, et seq.). The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including with respect to the award of any remedy or relief on an individual basis and any award of costs and attorneys’ fees to the prevailing party. The decision of the arbitrator shall be binding, and judgment thereon may be entered by any court of competent jurisdiction. Any type of class, collective claims or multi-party claims are expressly prohibited, and the arbitrator will have no authority to alter the parties’ agreement in this regard. In the event of any legal proceeding between the Company and Executive relating to this Agreement, neither party may claim the right to a trial by jury, and both parties waive any right they may have under applicable law or otherwise to a trial by jury. To the extent permitted by applicable law, the arbitration shall be kept confidential and the existence of the arbitration proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted and exchanged and testimony or other oral submissions and any awards made) shall not be disclosed beyond the arbitrator, the parties hereto, their counsel and any person to whom disclosure is necessary to the conduct of the proceeding. Nothing in this Agreement prevents Executive from reporting good faith allegations of unlawful employment practices to appropriate federal, state or local agencies; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice.

(b)           Consideration. The mutual promise by the Company and Executive to arbitrate all disputes between them, rather than to litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate. The Company’s offer of employment to Executive and the Company’s agreement to pay all fees and costs unique to arbitration serve as additional consideration.

6.            Clawback. All amounts paid or provided to Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

7.           Miscellaneous.

(a)           Survival. Sections 2(d), and 3 through 7 shall survive and shall continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Period and/or this Agreement.

(b)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement. This Agreement, together with its exhibits and attachments, embodies the parties’ complete agreement and understanding regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, agreements superseded and preempted hereby shall include, without limitation, the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement between Executive and the Company, dated August 28, 2019, but shall not include the Confidentiality Agreement or the Entrance Interview Acknowledgement between the Executive and the Company, each dated August 28, 2019.

(d)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective heirs, executors, successors, assigns and legal representatives; provided, that the services provided by Executive hereunder are of a personal nature and the rights and obligations of Executive hereunder shall not be assignable. Notwithstanding the foregoing, the Company may assign this Agreement, and its rights and obligations hereunder, to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (and any such successor shall thereafter become the “Company” for purposes of this Agreement), and provided further that nothing herein shall modify any rights Executive has pursuant to this Agreement that are triggered by a “Change in Control” (or similar term).

(e)          Governing Law and Forum Selection Clause. Except as provided in Section 5, the law of the State of New York shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions. Each party submits to the jurisdiction of the state and federal courts located in Albany, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. A party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4. Nothing in this Section 7(e), however, shall affect a party’s right to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(f)           Executive’s Cooperation. During the Employment Period and thereafter Executive shall cooperate with the Company and its affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). Such services will be without additional compensation if Executive is then employed by the Company and for reasonable compensation if Executive is not then employed by the Company. The provisions of this Section 7(f) shall not apply to legal actions between Executive and the Company.

(g)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive. No waiver shall be effective unless in a writing signed by the person against whom such waiver is sought to be enforced. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

(i)           Tax Matters.

(1)           Tax Withholding. The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings.

(2)          Section 409A.

(i)        The parties intend for payments and benefits hereunder to either comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed consistent with such intent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever shall the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers be liable for any tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)       To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” for purposes of Section 409A, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)       For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)      Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit hereunder that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to Executive’s “termination”, “termination of employment” and like terms shall mean Executive’s “separation from service” with the Company.

(vi)       Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s separation from service, Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company, designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(j)            Parachute Payments. In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance payments and benefits payable under this Agreement or otherwise will be either (1) delivered in full or (2) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in Executive’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order: (i) any cash severance based on a multiple of base salary or annual bonus, (ii) any other cash amounts payable to Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by the Company’s or its affiliates’ independent public accountants (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph.

(k)           Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(l)            Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement shall be acceptable and binding on the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on or as of the 20 day of January, 2022.

MTI INSTRUMENTS, INC.

By:	/s/ Thomas Marusak

Name:	Thomas Marusak

Its:	Chairman Compensation Committee

EXECUTIVE

/s/ Moshe Binyamin
Moshe Binyamin, CEO, President MTI Instruments Inc.

EXHIBIT A

OUTSIDE RESPONSIBILITIES

[Executive to provide proposed list, if any.]

EXHIBIT B

PRIOR DEVELOPMENTS

None